Prospectus Supplement No. 10                    Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated November 2, 1999)                Registration No. 333-89345

                              Prospectus Supplement
                               Dated June 15, 2000

This prospectus relates to the resale by the holders of our:

     - $300,000,000 principal amount of 6.25% convertible notes due 2009,

     - $425,500,000 principal amount of 2.25% convertible notes due 2009, and

     - the shares of Class A common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated November 2, 1999, including any amendments or supplements thereto. The terms of the notes are set forth in the prospectus.

The information in the table appearing under the heading "Selling Securityholders" on page 42 in the prospectus is hereby amended by adding the information below with respect to selling securityholders not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to selling securityholders previously listed in the prospectus or in any amendments or supplements thereto that are listed below:

                                                                               Number of
                                                                            Shares of Class
                                                                Principal       A Common                       Percentage of
                                                                Amount at    Stock Issuable      Number of        Class A
                                                               Maturity of        Upon           Shares of        Common
                                                               6.25% Notes   Conversion of        Class A          Stock
                                                              Beneficially  the 6.25% Notes     Common Stock     Oustanding
                                                               Owned That     That May be       Beneficially    as of June 12,
            Selling Securityholders                            May be Sold        Sold             Owned**         2000***
           -------------------------                          ------------  ---------------     ------------   ---------------
ABN AMRO Incorporated                                           $1,000,000          40,983             --             *
Allstate Insurance Company                                              $0               0             --             *
Alpine Associates                                               $1,800,000          73,770             --             *
Alpine Partners, L.P.                                             $200,000           8,196             --             *
Bear, Stearns & Co. Inc. (1)                                    $3,500,000         143,442             --             *
LLT Limited                                                       $100,000           4,098             --             *
White River Securities LLC (1)                                  $3,500,000         143,442             --             *
                                                              ============      ==========       ==========      ==========
TOTAL                                                          $10,100,000         413,931             --             *


                                                                              Number of
                                                                            Shares of Class
                                                                               A Common
                                                         Principal Amount   Stock Issuable      Number of     Percentage of
                                                          at Maturity of         Upon        Shares of Class     Class A
                                                            2.25% Notes      Conversion of      A Common       Common Stock
                                                            Beneficially    the 2.25% Notes       Stock        Oustanding as
                                                          Owned That May      That May be      Beneficially     of June 12,
            Selling Securityholders                          be Sold             Sold             Owned**         2000***
           -------------------------                     ----------------   ---------------  ---------------  --------------
Bear, Sterns & Co. Inc. (1)                                   $4,250,000          177,083               --              *
CIBC World Markets                                            $5,220,000          217,500               --              *
Highbridge International LLC                                  $7,000,000          291,666               --              *
LLT Limited                                                     $100,000            4,166               --              *
Olympus Securities LTD                                       $33,000,000        1,375,000               --              *
White River Securities LLC                                    $4,250,000          177,083               --              *
                                                            ============       ==========           ========     ========
TOTAL                                                        $53,820,000        2,242,498               --          1.43%

*   Less than 1%.
**  In addition to the shares issuable upon conversion of the notes.
*** Includes shares issuable upon conversion of the notes and additional shares beneficially owned as of June 12, 2000.

(1) Entity shown in the table, or an affiliate of the entity, was one of the initial purchasers of these notes and/or other notes of the Company that were sold in a private placement. The initial purchasers acquired such notes at a discount. In addition, some of these entities or their affiliates have participated in other offerings of securities by the Company and/or have performed other banking services for which they have received fees.